                                                                  EXECUTION COPY

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                    SCHLUMBERGER TECHNOLOGY CORPORATION

                            ----------------------

                               CREDIT AGREEMENT

                          Dated as of August 31, 1998

                            ----------------------

                               $4,000,000,000

                            ----------------------

                           BANQUE NATIONALE DE PARIS
                            THE CHASE MANHATTAN BANK
                                 CITIBANK, N.A.
                                    Agents

                                      And

                           BANQUE NATIONALE DE PARIS
                             CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.
                                Lead Arrangers

                                      And

                               ABN AMRO BANK N.V.
                                    Arranger

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

                               TABLE OF CONTENTS

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01     Certain Defined Terms                                     1
SECTION 1.02     Computation of Time Periods                              16
SECTION 1.03     Accounting Terms and Fiscal Dates                        16
SECTION 1.04     Classes and Types of Advances                            16

                  ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01     The Committed Advances                                   17
SECTION 2.02     Making Committed Advances                                17
SECTION 2.03     The Competitive Bid Advances                             19
SECTION 2.04     Fees                                                     21
SECTION 2.05     Termination or Reduction of the Commitments              22
SECTION 2.06     Repayment; Evidence of Debt                              22
SECTION 2.07     Interest on Advances                                     23
SECTION 2.08     Interest Rate Determination                              24
SECTION 2.09     Optional Conversion of Committed Advances;
                   Continuations                                          25
SECTION 2.10     Optional Prepayments of Committed Advances               26
SECTION 2.11     Increased Costs                                          26
SECTION 2.12     Illegality                                               28
SECTION 2.13     Payments and Computations                                29
SECTION 2.14     Taxes                                                    30
SECTION 2.15     Sharing of Payments, Etc.                                33
SECTION 2.16     Use of Proceeds                                          33

               ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01     Conditions Precedent to Effectiveness of
                   Sections 2.01 and 2.03                                 33
SECTION 3.02     Conditions Precedent to Each Borrowing                   35
SECTION 3.03     Determinations Under Section 3.01                        35

                     ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01     Representations and Warranties of the Company            35

                        ARTICLE V COVENANTS OF THE COMPANY

SECTION 5.01     Affirmative Covenants                                    37
SECTION 5.02     Negative Covenants                                       40
SECTION 5.03     Financial Covenants                                      42

                           ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01     Events of Default                                        42



                                     (i)

                         ARTICLE VII THE FACILITY AGENT

SECTION 7.01     Authorization and Action                                 45
SECTION 7.02     Facility Agent's Reliance, Etc.                          45
SECTION 7.03     Citibank and Affiliates                                  45
SECTION 7.04     Lender Credit Decision                                   46
SECTION 7.05     Indemnification                                          46
SECTION 7.06     Successor Facility Agent                                 46
SECTION 7.07     Agents and Lead Arrangers                                47

                           ARTICLE VIII MISCELLANEOUS

SECTION 8.01     Amendments, Etc.                                         47
SECTION 8.02     Notices, Etc.                                            47
SECTION 8.03     No Waiver, Remedies                                      48
SECTION 8.04     Costs and Expenses                                       48
SECTION 8.05     Right of Set-off                                         50
SECTION 8.06     Binding Effect                                           50
SECTION 8.07     Assignments and Participations                           50
SECTION 8.08     Confidentiality                                          52
SECTION 8.09     Governing Law                                            53
SECTION 8.10     Execution in Counterparts                                53
SECTION 8.11     Jurisdiction, Etc.                                       53
SECTION 8.12     WAIVER OF JURY TRIAL                                     53
SECTION 8.13     Non-Reliance                                             54

Schedules
---------
Schedule 1.01    -  Subordination Provisions
Schedule 2.01    -  List of Commitments and Lending Offices
Schedule 4.01(e) -  Certain Litigation
Schedule 4.01(g) -  Certain Environmental Matters
Schedule 5.02    -  Liens Securing Certain Debt

Exhibits
--------
Exhibit A-1      -  Form of Notice of Revolving Credit Borrowing
Exhibit A-2      -  Form of Notice of Term Borrowing
Exhibit B        -  Form of Assignment and Acceptance
Exhibit C-1      -  Form of Opinion of General Counsel of the Company
Exhibit C-2      -  Form of Opinion of Special New York Counsel to the Company
Exhibit D        -  Form of Opinion of Special New York Counsel to the Facility Agent
Exhibit E-1      -  Form of Competitive Bid Request
Exhibit E-2      -  Form of Competitive Bid

                                      (ii)

                               CREDIT AGREEMENT

                          Dated as of August 31, 1998

              SCHLUMBERGER TECHNOLOGY CORPORATION, a Texas corporation (together with its successors and assigns, the "COMPANY"), the banks, financial institutions and other institutional lenders (the "INITIAL LENDERS") listed on the signature pages hereof, and CITIBANK, N.A. ("CITIBANK"), as facility agent (in such capacity, the "FACILITY AGENT") for the Lenders (as hereinafter defined), agree as follows:

                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS

              SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "ADJUSTED CASH FLOW" means, for any period, for the Company and its Subsidiaries (determined on a Consolidated basis), the sum of (i) Cash Flow for such period PLUS (ii) the aggregate cash amount of Subordinated advances and capital contributions made to the Company or any of its Subsidiaries by Affiliates of the Company during such period MINUS (iii) the aggregate amount of dividends or other distributions paid in cash with respect to any shares of any class of Capital Stock of the Company or any Subsidiary thereof (or payments in cash for the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Company or any option, warrant or other right to acquire any such shares of Capital Stock of the Company) to Affiliates of the Company during such period MINUS (iv) the aggregate cash amount of repayments of principal of Subordinated Debt repaid by the Company or any of its Subsidiaries to Affiliates of the Company during such period.

              "ADVANCE" means a Term Advance, a Revolving Credit Advance or a Competitive Bid Advance, and shall include the Bridge Advances.

              "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 25% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. Notwithstanding the foregoing, (a) none of the Company and its Wholly-Owned Subsidiaries shall be Affiliates of each other and (b) no individual shall be an Affiliate of any Person solely by reason of his or her being a director, officer or any employee of such Person.

              "AGENTS" means Banque Nationale de Paris, The Chase Manhattan Bank and Citibank.

              "APPLICABLE LENDING OFFICE" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Facility Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

              "APPLICABLE MARGIN" means (A) during the period from the date of this Agreement to and including the Fixed Pricing Date, 0.475% per annum for Committed Eurodollar Advances, 0.225% per annum for facility fees and 0.000% per annum for utilization fees (the "FIXED PRICING"), and (B) upon delivery of Consolidated financial statements of the Company and its Subsidiaries in accordance with Section 5.01(a)(i) or (a)(ii), as the case may be, together with a certificate of a Responsible Officer as to the Interest Coverage Ratio for the then most recently concluded Rolling Period (a "PRICING CERTIFICATE"), the Applicable margin shall thereafter be determined in accordance with the grid set forth below, in each case based upon said financial statements and Pricing Certificate:


--------------------------------------------------------------------------------
                                Applicable Margin (% p.a.)
--------------------------------------------------------------------------------
                                Committed
      Interest                  Eurodollar       Facility       Utilization
   Coverage Ratio                Advance           Fee              Fee
--------------------------------------------------------------------------------
Less than 3.0 to 1                0.550           0.350            0.100
--------------------------------------------------------------------------------
Less than 4.0 to 1
 but greater than
 or equal to 3.0 to 1             0.425           0.275            0.100
--------------------------------------------------------------------------------
Less than 5.0 to 1
 but greater than
 or equal to 4.0 to 1             0.325           0.225            0.100
--------------------------------------------------------------------------------
Less than 6.0 to 1
 but greater than
 or equal to 5.0 to 1             0.300           0.150            0.100
--------------------------------------------------------------------------------
Less than 8.0 to 1
 but greater than
 or equal to 6.0 to 1             0.275           0.125            0.100
--------------------------------------------------------------------------------
Greater than or equal to 8.0
 to 1                             0.275           0.125            0.050
--------------------------------------------------------------------------------


PROVIDED that the following provisions shall apply during the period from the Fixed Pricing Date until the delivery by the Company of the audited Consolidated financial statements of the Company and its Subsidiaries for the fiscal year of the Company ending December 31, 1998 (the "AUDITED 1998 FINANCIALS") and a Pricing Certificate for the Rolling Period ending on said date: (1) the Fixed Pricing (irrespective of usage) shall continue to apply after the Fixed Pricing Date until such time as the Company shall deliver to the Facility Agent either (i) an unaudited Consolidated balance sheet of the Company and its Subsidiaries and related Consolidated statements of income and cash flows for the fiscal year of the Company ended December 31, 1998, certified (subject to normal year-end adjustments and the absence of footnotes) as to conformity with GAAP by a Responsible Officer ("UNAUDITED 1998 FINANCIALS"), together with a Pricing Certificate for the Rolling Period ending on said date or (ii) the audited 1998 financials together with a Pricing Certificate for said Rolling Period;
(2) if after the Fixed Pricing Date the Company delivers unaudited 1998 financials, together with a Pricing Certificate, demonstrating that the Applicable Margin, based on the Interest Coverage Ratio for the Rolling Period ending on December 31, 1998, should be lower than the Fixed Pricing, the Applicable Margin shall automatically be adjusted, with effect from the delivery of such financials, to said lower rate until the delivery of the audited 1998 financials; and (3) if the Company delivers the audited 1998 financials, together with a Pricing Certificate, demonstrating that the Applicable Margin, based on the Interest Coverage Ratio for the Rolling Period ending on December 31, 1998, should be higher than the rate otherwise applicable pursuant to this definition, the Applicable Margin shall automatically be retroactively adjusted, for the period from the Fixed Pricing Date to the date of delivery of said financials, to such higher rate; and PROVIDED FURTHER that any time when clause (B) of this definition is in effect, (a) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Facility Agent receives the financial statements required to be delivered pursuant to Section 5.01(a)(i) or (a)(ii), as the case may be, and the Pricing Certificate demonstrating such ratio and (b) the Applicable Margin shall be at the most onerous pricing level set forth in the grid above for so long as the Company has not submitted to the Facility Agent the information described in clause (a) of this proviso within three Business Days of the date on which it is required to do so under Section 5.01(a)(i) or (a)(ii), as the case may be.

              "ARRANGER" means ABN Amro Bank N.V.

              "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender, as assignor, and an assignee, and accepted by the Facility Agent and the Company, in substantially the form of Exhibit B hereto.

              "BASE RATE" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                    (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate; and

                    (b)   1/2 of one percent per annum above the Federal
              Funds Rate.

              "BASE RATE ADVANCE" means a Committed Advance that bears interest based on the Base Rate.

              "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

              "BORROWING" means a Term Borrowing, a Revolving Credit Borrowing or a Competitive Bid Borrowing, and shall include the Bridge Borrowings.

              "BRIDGE ADVANCE" means each Committed Advance, if any, made on August 31, 1998.

              "BRIDGE BORROWING" means each Committed Borrowing consisting of Bridge Advances.

              "BUSINESS DAY" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Advances, on which dealings in Dollar deposits are carried on in the London interbank market.

              "CAMCO" means Camco International Inc., a Delaware corporation with its principal office in Houston, Texas.

              "CAMCO CREDIT AGREEMENT" means the Credit Agreement dated as of October 22, 1997 between Camco, the lenders party thereto, Bank of America National Trust and Savings Association, Toronto Dominion (Texas), Inc. and Wachovia Bank, N.A., as co-agents, The Bank of New York, as administrative agent, and BNY Capital Markets, Inc., as arranger.

              "CAMCO MERGER" means the merger of a Wholly-Owned Subsidiary of the Company with and into Camco.

              "CAPITAL LEASE OBLIGATIONS" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet for such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

              "CAPITAL STOCK" of any Person means any and all shares, interests, participation, or other equivalent (however designated) of such Person's capital stock and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase the foregoing whether now outstanding or issued after the date hereof.

              "CASH FLOW" means, for any period, for the Company and its Subsidiaries (determined on a Consolidated basis), the sum of (i) net income before discontinued operations (exclusive of (x) extraordinary items and (y) the income or loss of any Person accounted for by the Company on the equity method) for such period plus (ii) to the extent deducted in determining net income, the sum for such period of (x) depreciation and amortization expense, (y) income tax expense and (z) Interest Expense; PROVIDED that "Cash Flow" shall exclude all reasonable costs and expenses relating to (A) the Camco Merger and the transactions directly relating thereto and (B) this Agreement and the financing contemplated hereby.

              "CLASS", when used in reference to any Advances or a Commitment to make Advances or any Borrowing, refers to whether such Advances, or the Advances constituting such Borrowing, are Revolving Credit Advances, Term Advances or Competitive Bid Advances.

              "CITIBANK" means Citibank, N.A.

     "COMMITTED" means, with respect to any Advance, that such Advance is either a Revolving Credit Advance or a Term Advance and, with respect to any Borrowing, that such Borrowing is either a Revolving Credit Borrowing or a Term Borrowing.

     "COMMITMENT" means a Revolving Credit Commitment or a Term Commitment.

     "COMPETITIVE BID" means an offer by a Lender to make a Competitive Bid Advance in accordance with Section 2.03.

     "COMPETITIVE BID ADVANCE" means an advance by a Lender to the Company as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a Eurodollar Advance.

     "COMPETITIVE BID BORROWING" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.03.

     "COMPETITIVE BID MARGIN" means the margin above or below the Eurodollar Rate that a Lender offers in making a Competitive Bid.

     "COMPETITIVE BID RATE" means, with respect to any Competitive Bid, the Competitive Bid Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

     "COMPETITIVE BID REDUCTION" has the meaning specified in Section 2.01.

     "COMPETITIVE BID REQUEST" means a request by the Company for Competitive Bids in accordance with Section 2.03.

     "CONFIDENTIAL INFORMATION" means information that the Company furnishes to the Facility Agent or any Lender in a writing designated as confidential or that a reasonable person would believe is confidential or proprietary in nature, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by the Facility Agent or any Lender of its confidentiality obligations hereunder or under any confidentiality agreement with or for the benefit of the Company in connection with the Commitments hereunder or the transactions contemplated hereby) or (b) is or becomes available to the Facility Agent or any Lender from a source other than the Company that is not, to the best of the Facility Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with or for the benefit of the Company or any of its Affiliates or otherwise legally prohibited from disclosing such information.

     "CONSOLIDATED" refers to the consolidation of financial accounts in accordance with GAAP.

     "CONSOLIDATED TANGIBLE ASSETS" means, at any date, for the Company and its Subsidiaries (determined on a Consolidated basis), the sum of the following:

     (a)  total assets, MINUS

     (b) the sum of the following: the book value of all Property that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at total assets) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves for bad debts and inventory obsolescence, and any write-up in the book value of Property resulting from a revaluation thereof subsequent to December 31, 1997.

     "CONTINUATION", "CONTINUE" and "CONTINUED" each refers to a continuation of a Eurodollar Advance from one Interest Period to the next Interest Period pursuant to Section 2.09.

     "CONVERT", "CONVERSION" and "CONVERTED" each refers to a conversion of an Advance of one Type into an Advance of the other Type pursuant to Section
2.08 or 2.09.

     "DEBT" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and other accounts payable incurred in the ordinary course of business and deferred compensation), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) Property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for Property or services irrespective of whether such Property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

     "DEFAULT" means any Event of Default or any event that would, unless cured or waived, constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "DOLLARS" and "$" mean lawful currency of the United States of America.

     "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Facility Agent.

     "EFFECTIVE DATE" has the meaning specified in Section 3.01.

     "ENVIRONMENTAL LAW" means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or determination relating to the environment, health, safety or Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "ERISA GROUP" means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D.

     "EURODOLLAR", when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances constituting such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

     "EURODOLLAR ADVANCE" means a Committed Advance that bears interest as provided in Section 2.07(b) or a Competitive Bid Advance that bears interest as provided in Section 2.07(e).

     "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name in Schedule 2.01 or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Facility Agent.

     "EURODOLLAR RATE" means, for any Interest Period for any Eurodollar Advance (a) the rate or, if more than one rate appears, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100%), as calculated by the Facility Agent, of the respective rates per annum for the offering of deposits in Dollars appearing on the Screen at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period as LIBOR having a term comparable to such Interest Period; or (b) if the Screen shall cease to report LIBOR, the Eurodollar Rate shall mean, for such Interest Period, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as calculated by the Facility Agent, of the rates per annum quoted by the Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period for the offering by the Reference Banks to lending banks in the London interbank market of deposits in Dollars having a term comparable to such Interest Period and in an amount equal to $5,000,000.

     "EURODOLLAR RATE RESERVE PERCENTAGE" of any Lender for any Interest Period for any Committed Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

     "EXISTING CREDIT AGREEMENT" means the $500,000,000 Credit Agreement dated as of December 31, 1993 among the Company, certain banks listed therein, The Chase Manhattan Bank (National Association) and Morgan Guaranty Trust Company of New York, as co-arrangers, and Morgan Guaranty Trust Company of New York, as administrative agent.

     "EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Credit Advances and Term Advances at such time.

     "FACILITY AGENT'S ACCOUNT" means the account of the Facility Agent maintained by the Facility Agent at Citibank's office at Two Penn's Way, Suite 200, New Castle, Delaware 19720, ABA #021 0000 89, Account No. 36852248,
Attention: Rupal Hirwe.

     "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it.

     "FINAL MATURITY DATE" means the date five years after the date hereof, PROVIDED THAT, if such date is not a Business Day, the "Final Maturity Date" shall be the next preceding Business Day.

     "FISCAL DATE" means the last day of each fiscal quarter of the Company.

     "FIXED PRICING DATE" means the date six months after the date hereof, PROVIDED THAT, if such date is not a Business Day, the Fixed Pricing Date shall be the next succeeding Business Day.

     "FIXED RATE" means, with respect to any Competitive Bid Advance (other than a Eurodollar Competitive Bid Advance), the fixed rate of interest per annum specified by the Lender making such Competitive Bid Advance in its related Competitive Bid.

     "FIXED RATE ADVANCE" means a Competitive Bid Advance bearing interest at a Fixed Rate.

     "FUNDED DEBT" means, for the Company and its Subsidiaries (determined on a Consolidated basis), all Debt of the types referred to in clauses (a) through (e) of the definition of "Debt", other than Subordinated Funded Debt owing to any Affiliate of the Company; PROVIDED that solely for purposes of
Section 5.03, "Funded Debt" shall exclude Rigs Capital Lease Obligations.

     "FUNDED DEBT TO ADJUSTED CASH FLOW RATIO" means, as at any Fiscal Date, the ratio of:

              (a) Funded Debt as of such Fiscal Date TO

              (b) (i) Adjusted Cash Flow for the Rolling Period ending on such Fiscal Date MULTIPLIED BY (in the case of each of the first three Rolling Periods) (ii) a fraction, the numerator of which is equal to four and the denominator of which is equal to the number of complete fiscal quarters in such Rolling Period.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "HAZARDOUS MATERIALS" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic", or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation or code.

     "HEDGE AGREEMENTS' means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     "INFORMATION MEMORANDUM" means the confidential information memorandum dated July 1998 used by the Lead Arrangers in connection with the syndication of the Commitments.

     "INTEREST COVERAGE RATIO" means, at any Fiscal Date, the ratio of (a) Adjusted Cash Flow for the Rolling Period ending on such Fiscal Date to (b) Interest Expense for such Rolling Period.

     "INTEREST EXPENSE" means, for any period, the sum, for the Company and its Subsidiaries (determined on a Consolidated basis), of the following: (a) all interest expense (net of interest income) in respect of Funded Debt (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period PLUS (b) the net amount payable (or MINUS the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period): PROVIDED that Interest Expense shall exclude all interest expense in respect of Subordinated Debt owing to any Affiliate of the Company; and PROVIDED FURTHER that, solely for purposes of Section 5.03, "Interest Expense" shall exclude the interest component of any payments in respect of Rigs Capital Lease Obligations. For the avoidance of doubt, the term "Interest Expense" shall not include fees payable in connection with the Camco Merger and the transactions directly relating thereto, or in connection with this Agreement and the financing contemplated hereby.

    "INTEREST PERIOD" means, (a) with respect to any Committed Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing or the date of the Conversion of any Base Rate Borrowing into or Continuation of any Committed Eurodollar Borrowing as a Committed Eurodollar Borrowing and ending on the last day of the period selected by the Company pursuant to the provisions hereof and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions hereof, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request and (c) with respect to any Competitive Bid Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Company pursuant to the provisions hereof. The duration of each Interest Period applicable to Eurodollar Borrowings shall be one, two, three or six months (or (i) in the case of Competitive Bid Borrowings, nine or twelve months or (ii) in the case of Committed Borrowings, if deposits in Dollars are readily available in the London interbank market for such periods, nine or twelve months), as the Company may select pursuant to the provisions hereof; PROVIDED HOWEVER, that:

        (i) the Company may not select any Interest Period that ends after the Final Maturity Date;

        (ii) Interest Periods commencing on the same date for Eurodollar Advances constituting part of the same Borrowing shall be of the same duration;

        (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, HOWEVER, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

        (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

        (v) until the earlier of (x) the date 90 days after the date hereof and (y) the date on which the Facility Agent (after consultation with the Lead Arrangers) notifies the Company that the general syndication of the credit extended under this Agreement has been completed, the Company may not select Interest Periods for Committed Eurodollar Borrowings in excess of one month.

Notwithstanding the foregoing, the Interest Period, in the case of each Bridge Borrowing, shall be the period commencing on the date of such Bridge Borrowing and ending on the next succeeding Business Day.

    "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    "LEAD ARRANGERS" means Banque Nationale de Paris, Chase Securities Inc. and Citicorp Securities, Inc.

    "LENDERS" means the Initial Lenders and each Person that shall become a party hereto pursuant to Sections 2.05(b) or 8.07.

    "LIBOR" means, for any Interest Period, the rate at which deposits in Dollars are offered to leading banks in the London interbank market.

    "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any preferential arrangement having the practical effect of a lien or security interest, including, without limitation, the lien or retained security title of a conditional vendor.

    "MARGIN STOCK" shall mean "margin stock" within the meaning of Regulations U and X.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the Property, financial condition or results of operations the Company and its Subsidiaries taken as a whole (after giving PRO FORMA effect to the consummation of the Camco Merger and the transactions directly relating thereto and of this Agreement and the financing contemplated hereby), (b) the rights and remedies of the Facility Agent or the Lenders under this Agreement or (e) the ability of the Company to perform its obligations under this Agreement.

    "MULTIEMPLOYER PLAN" means at any time an employee pension benefit plan, within the meaning of Section 4001(a)(3) of ERISA, to which any member of the ERISA Group (i) is then making or accruing an obligation to make contributions or (ii) has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period and in respect of which any member of the ERISA Group could reasonably be expected to have liability under Title IV of ERISA.

    "NOTICE OF BORROWING" has the meaning specified in Seciton 2.02(a).

    "PARENT" means Schlumberger N.V. (Schlumberger Limited), a corporation organized and existing under the law of the Netherlands Antilles.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "PERMITTED LIENS" means any of the following:

        (a) Liens for taxes, assessments and governmental charges or levies to the extent payable thereafter without penalty or not required to be paid under Section 5.01(b).

        (b) Liens imposed by law, such as materialmen's mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 90 days or (ii) are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained;

        (c) pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance laws or other similar legislation or to secure public or statutory obligations;

        (d) Liens securing the performance of, or payment in respect of, bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

        (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business;

        (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

        (g) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business;

        (h) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 6.01(h) and in respect of which the Company or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and shall be maintaining appropriate reserves with respect to any such judgment or award;

        (i) Liens securing reimbursement obligations under commercial letters of credit incurred in the ordinary course of business;

        (j) easements, operating agreements, covenants, conditions, rights of way, survey exceptions, sewers, electric lines, licenses, telegraph and telephone lines, zoning restrictions and other encumbrances on title to, or restrictions on the use of, real property that do not render title to the property encumbered thereby unmarketable or adversely affect the use of such property for its present purposes in any material manner; and

        (k) Liens existing on the date of this Agreement securing obligations (other than Debt of the types described in clauses (a) and (b) of the definition of "Debt") that are incurred in the ordinary course of business and are not likely to be material to the Property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

    "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a nation or Governmental Authority.

    "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan), which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group and in respect of which any member of the ERISA Group could reasonably be expected to have liability under Title IV of ERISA.

    "PRINCIPAL OFFICE" means Citibank's principal office at 399 Park Avenue, New York, New York 10043.

    "PROPERTY" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

    "REFERENCE BANKS" means ABN Amro Bank N.V., Banque Nationale de Paris, The Chase Manhattan Bank and Citibank (and any successors thereof).

    "REGISTER" has the meaning specified in Section 8.07(e).

    "REGULATIONS A. D. U and X" means Regulations A, D, U and X, respectively, of the Board, as in effect from time to time.

    "REQUIRED LENDERS" means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

    "RESPONSIBLE OFFICER" means (i) the president, any vice president or the controller of the Company, (ii) any officer succeeding to the responsibilities of any of the officers listed in clause (i) or (ii) any other officer of the Company who is responsible for compliance by the Company with the requirements of this Agreement.

    "REVOLVING CREDIT ADVANCE" means an advance by a Lender to the Company pursuant to Section 2.01(a).

    "REVOLVING CREDIT BORROWING" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

        "REVOLVING CREDIT COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving credit Advances during the period from the Effective Date until the Final Maturity Date in an aggregate amount up to the amount of such commitment (or the maximum aggregate amount of Revolving Credit Advances to be made by such Lender hereunder, as the context may require), as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Lender's Revolving Credit Commitment is set forth on
Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Credit Commitments is $1,000,000,000.

        "REVOLVING CREDIT LENDER" means each Lender specified in Schedule 2.01 (or in an Assignment and Acceptance pursuant to which it becomes a Lender hereunder) as having a Revolving Credit Commitment and, after the expiration or termination of the Revolving Credit Commitments, each Lender holding a Revolving Credit Advance.

        "RIGS CAPITAL LEASE OBLIGATIONS" means Debt in the form of Capital Lease Obligations of the Company or of a Subsidiary thereof to finance the construction of two new-generation Sedco Express deepwater semisubmersible offshore rigs, the amount of which is anticipated to be approximately $400,000,000.

        "ROLLING PERIOD: means:

        (a) with respect to determinations made as at December 31, 1998, the period commencing on October 1, 1998 and ending on December 31, 1998;

        (b) with respect to determinations made as at March 31, 1999, the period commencing on October 1, 1998 and ending on March 31, 1999;

        (c) with respect to determinations made as at June 30, 1999, the period commencing on October 1, 1998 and ending on June 30, 1999; and

        (d) with respect to determinations made on or after September 30, 1999, the period of four consecutive complete fiscal quarters ending on or most recently ended prior to such date.

        "SCREEN" means display page 3750 of the Telerate Service of Bridge Information Services (or any successor or substitute page).

        "SIGNIFICANT SUBSIDIARY" means at any time any Subsidiary that would at such time constitute a "significant subsidiary" (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the Effective Date) of the Company.

        "SUBORDINATED" means, with respect to any Debt of the Company, Debt that is subordinated in right of payment to the principal of and interest on all Advances and all fees and other amounts payable by the Company hereunder on terms and conditions substantially as set forth in Schedule 1.01.

        "SUBSIDIARY" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

        "TERM ADVANCE" means an advance made pursuant to Section 2.01(b).

        "TERM ADVANCE COMMITMENT TERMINATION DATE" means December 31, 1998.

        "TERM BORROWING" mans a borrowing consisting of simultaneous Term Advances of the same Type.

        "TERM COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Term Advances during the period from the Effective Date until the Term Advance Commitment Termination Date in an aggregate amount up to the amount of such commitment (or the maximum principal amount of the Term Advances to be made by such Lender hereunder, as the context may require), as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.07. The initial amount of each Lender's Term Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders' Term Commitments is $3,000,000,000.

        "TERM LENDERS" means each Lender specified in Schedule 2.01 (or in an Assignment and Acceptance pursuant to which it becomes a Lender hereunder) as having a Term Commitment and, after the expiration or termination of the Term Commitments, each Lender holding a Term Advance.

        "TYPE", when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances constituting such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate or, in the case of a Competitive Bid Advance or Borrowing, the Eurodollar Rate or a Fixed Rate.

        "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions used for funding the Plan pursuant to Section 412 of the Internal Revenue Code, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all as determined by the Plan actuary as of the Plan's then most recent valuation date.

        "VOTING STOCK" means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

        "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary all of the outstanding Capital Stock (other than, in the case of a corporation or other similar legal entity, directors' qualifying shares or shares held by residents of the jurisdiction in which such corporation or other similar legal entity is organized pursuant to a requirement of the law of such jurisdiction) of which shall at the time be owned by the Company and/or by one or more Wholly-Owned Subsidiaries.

        SECTION 1.02 COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

        SECTION 1.03 ACCOUNTING TERMS AND FISCAL DATES.

        (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED, HOWEVER, that, if any changes in accounting principles from those used in the preparation of the Consolidated financial statements of the Company and its Subsidiaries for the fiscal year of the Company ended December 31, 1997 are applied in the Consolidated financial statements of the Company delivered under Section 5.01(a)(i) or 5.01(a)(ii) and such changes would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Section 5.03 in any material respect, or any of the defined terms related thereto contained in
Section 1.01, then upon the request of the Required Lenders, the Company, the Facility Agent and the Lenders shall enter into negotiations in good faith, if and to the extent necessary, to amend in accordance with Section 8.01 all such covenants or terms as would be affected by such changes in GAAP in such manner as would maintain the economic terms of such covenants as in effect under this Agreement, prior to giving effect to the occurrence of any such changes; and PROVIDED FURTHER, HOWEVER, that until the amendment of the covenants and the defined terms referred to in the immediately preceding PROVISO becomes effective, all covenants and defined terms shall be performed, observed and determined, and any determination of compliance with any such covenant shall be made, as though no such changes in accounting principles had been made.

        (b) To enable the consistent determination of compliance with the covenants set forth in Section 5.03 and of the Applicable Margin, the Company will not change the last day of its fiscal year from December 31 of each year or the last days of its first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

        SECTION 1.04 CLASSES AND TYPES OF ADVANCES. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g., a "Revolving Credit Advance") or by Type (e.g., a "Eurodollar Advance") or by Class and Type (e.g., a "Eurodollar Revolving Credit Advance"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Credit Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Credit Borrowing"). Commitments also may be classified and referred to by Class (e.g., a "Revolving Credit Commitment").

                                    ARTICLE II

                         AMOUNTS AND TERMS OF THE ADVANCES

        SECTION 2.01 THE COMMITTED ADVANCES.

        (a) REVOLVING CREDIT FACILITY. (i) Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances to the Company from time to time on any Business Day during the period from the Effective Date until the Final Maturity Date in an aggregate amount not to exceed at any time such Lender's Revolving Credit Commitment, PROVIDED that the aggregate amount of the Revolving Credit Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Revolving Credit Commitments shall be allocated among the Lenders ratably according to their respective Revolving Credit Commitments (such deemed use of the aggregate amount of the Revolving Credit Commitments being a "COMPETITIVE BID REDUCTION").

        (ii) Each Revolving Credit Borrowing shall consist of Revolving Credit Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Company may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

        (b) TERM LOAN FACILITY. (i) Each Team Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances to the Company from time to time on any Business Day during the period from the Effective Date until the Term Advance Commitment Termination Date in an aggregate amount not to exceed such Lender's Term Commitment.

        (ii) Each Term Borrowing shall consist of Term Advances of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments.

        SECTION 2.02 MAKING COMMITTED ADVANCES.

        (a) Each Committed Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprising Eurodollar Advances, or 10:00 a.m. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing comprising Base Rate Advances, except that in the case of the Bridge Borrowings, such notice may be given not later than 10:30 a.m. (New York City time) on the first Business Day prior to the date of such Borrowings, in each case by the Company to the Facility Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "NOTICE OF BORROWING") shall be by telecopy or by telephone, confirmed promptly by hand delivery or telecopy, in substantially the form of the Exhibit A-1 for Revolving Credit Borrowings, or Exhibit A-2 for Term Borrowings, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances constituting such Borrowing, (iii) aggregate amount of such Borrowing and
(iv) in the case of a Borrowing consisting of Eurodollar Advances, initial Interest Period for each such Advance (PROVIDED that, if the

Company fails to select an Interest Period, the Interest Period shall be one month and PROVIDED FURTHER that, if the Company selects an Interest Period of nine or twelve months, the Company shall simultaneously specify, as an alternative in the event that the Facility Agent determines in accordance herewith that deposits in Dollars are not readily available for the period selected, at the Company's option, an Interest Period of one, two, three or six months or a Base Rate Borrowing). Each Lender shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for account of its Applicable Lending Office to the Facility Agent at the Facility Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Facility Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Facility Agent will make such same day funds available to the Company at the Company's account at Citibank's Principal Office or as otherwise specified by the Company in the related Notice of Borrowing.

      (b) Each Committed Borrowing must be in an aggregate minimum amount of $10,000,000 and in multiples of $1,000,000 in excess thereof (or, if less, an aggregate amount equal to the amount by which the aggregate amount of a proposed Competitive Bid Borrowing requested by the Company exceeds the aggregate amount of Competitive Bid Advances offered to be made by the Lenders and accepted by the Company in respect of such Competitive Bid Borrowing, if such Competitive Bid Borrowing is made on the same date as such Revolving Credit Borrowing).

      (c) Each Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date of specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense (not including loss of anticipated profit) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

      (d) Unless the Facility Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Facility Agent such Lender's ratable portion of such Borrowing, the Facility Agent may assume that such Lender has made such portion available to the Facility Agent on the date of such Borrowing in accordance with subsection
(a) of this Section 2.02 and the Facility Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so much such ratable portion available to the Facility Agent, such Lender and the Company severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Facility Agent, at (i) in the case of the Company, the interest rate applicable at the time to Advances constituting such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement and shall be made available in same day funds for account of its Applicable Lending Office to the Company's account at Citibank's Principal Office.

              (e) The failure of any Lender to make the Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Committed Borrowing.

              SECTION 2.03   THE COMPETITIVE BID ADVANCES.

              (a) Subject to the terms and conditions set forth herein, from time to time on any Business Day during the period from the Effective Date until the Final Maturity Date, the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Bid Advances; PROVIDED that the sum of the aggregate unpaid principal amount of Revolving Credit Advances plus the aggregate unpaid principal amount of Competitive Bid Advances at any time outstanding shall not exceed the total Revolving Credit Commitments. To request Competitive Bids, the Company shall notify the Facility Agent of such request by telephone, (i) in the case of a Eurodollar Competitive Bid Borrowing, not later than 12:00 noon, New York City time, four Business Days before the proposed date of such Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the proposed date of such Borrowing. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Facility Agent of a written Competitive Bid Request substantially in the form of Exhibit E-1 signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information:

              (i)     the aggregate amount of the requested Borrowing;

              (ii)    the date of such Borrowing, which shall be a Business
     Day;

              (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

              (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period";

              (v)     the interest payment date or dates relating thereto; and

              (vi)    other terms (if any) to be applicable to such Borrowing.

              Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Facility Agent shall notify the Revolving Credit Lenders of the details thereof by telecopy, inviting the Revolving Credit Lenders to submit Competitive Bids.

              (b) Each Revolving Credit Lender may (but shall not have any obligation to) irrevocably make one or more Competitive Bids to the Company in response to a Competitive Bid Request. Each Competitive Bid by a Revolving Credit Lender must be substantially in the form of Exhibit E-2 and must be received by the Facility Agent by telecopy, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to Exhibit E-2 may be rejected by the Facility Agent, and the Facility Agent shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $10,000,000 and an integral multiple of $1,000,000, and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Bid Advance or Advances that the Lender is willing to make and which amounts may exceed such Lender's Revolving Credit Commitment, if any, so long as such amounts do not exceed the aggregate Revolving Credit Commitments of the Lenders (computed without regard to any Competitive Bid Reduction), (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Competitive Bid Advance or Advances (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places), (iii) the Interest Period applicable to each such Competitive Bid Advance and the last day thereof and
(iv) the Applicable Lending Office with respect to such Competitive Bid
Advance.

              (c) The Facility Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

              (d) Subject only to the provisions of this paragraph, the Company may either cancel any Competitive Bid Request or accept or reject any Competitive Bid. The Company shall notify the Facility Agent by telephone, confirmed by telecopy in a form approved by the Facility Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of such Borrowing, PROVIDED that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate (unless the Competitive Bid made at such lower rate includes, pursuant to
Section 2.03(a)(vi), other terms that the Company deems undesirable), (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Bid Borrowing specified in the related Competitive Bid Request and (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid.
A notice of acceptance of a Competitive Bid given by the Company pursuant to this paragraph shall be irrevocable.

              (e) The Facility Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Bid Advance in respect of which its Competitive Bid has been accepted.

              (f) If the Facility Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Credit Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Facility Agent pursuant to paragraph (b) of this Section.

              (g) Each Revolving Credit Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Facility Agent, make available for account of its Applicable Lending Office to the Facility Agent at the Facility Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Facility Agent of such funds, the Facility Agent will make such funds available to the Company at the Facility Agent's address referred to in Section 8.02 or as otherwise specified by the Company in the related Competitive Bid Request. Promptly after each Competitive Bid Borrowing the Facility Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

              SECTION 2.04   FEES.

              (a) FACILITY FEE. The Company agrees to pay to the Facility Agent for account of each Lender a facility fee, which shall accrue at a rate per annum equal to the Applicable Margin for facility fees, on the daily aggregate amount of such Lender's Commitments irrespective of usage from the date of this Agreement in the case of each Initial Lender, and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, until the Final
Maturity Date; PROVIDED that, without limiting the foregoing, facility fee shall accrue on (i) the aggregate principal amount of each Lender's Term Advances from the Term Advance Commitment Termination Date until such Term Advances are paid in full and (ii) the aggregate principal amount of each Lender's Revolving Credit Advances from the termination of the Revolving Credit Commitments until such Revolving Credit Advances are paid in full. Facility fee shall be payable in arrears quarterly on the third Business Day of each April, July, October and January, commencing October 5, 1998, on the Final Maturity Date and on the payment in full of all Advances.

              (b) UTILIZATION FEE. For each day on which the aggregate principal amount of Advances outstanding exceeds 50% of (i) prior to the Term Advance Commitment Termination Date, the aggregate Commitments and (ii) from and after the Term Advance Commitment Termination Date, the sum of (x) the aggregate Revolving Credit Commitments and (y) the aggregate principal amount of the Term Advances outstanding at the close of business on such day, the Company agrees to pay to the Facility Agent for account of each Lender a utilization fee on the aggregate principal amount of Advances of such Lender outstanding on such day at a rate per annum equal to the Applicable Margin for utilization fees, payable in arrears quarterly on the third Business Day of each April, July, October and January, commencing October 5, 1998, on the Final Maturity Date and on the payment in full of all Advances.

              (c) FACILITY AGENT'S FEES. The Company shall pay to the Facility Agent for its own account such fees as may from time to time be agreed between the Company and the Facility Agent.

              SECTION 2.05   TERMINATION OR REDUCTION OF THE COMMITMENTS.

              (a) The Company shall have the right, upon at least three Business Days' notice to the Facility Agent, to terminate in whole or reduce ratably in part the unused portions of the Term

Commitments and/or the Revolving Credit Commitments, PROVIDED that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and PROVIDED FURTHER that the aggregate amount of the Revolving Credit Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Revolving Credit Advances and Competitive Bid Advances then outstanding.

              (b) If (i) any Lender requests compensation under Section 2.11 or (ii) the Company is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to
Section 2.14 or (iii) the obligation of any Lender to make Eurodollar
Advances shall be suspended pursuant to Section 2.12 or (iv) any Lender defaults in its obligation to fund Advances hereunder or (v) any Lender declines any request of the Company to enter into any amendment or waiver or to consent to any departure by the Company from the terms hereof pursuant to
Section 8.01, then the Company may, at its sole expense, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Bid Advances held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (A) the Company shall have received the prior written consent of the Facility Agent, which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances
(other than Competitive Bid Advances), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) except in the case of a circumstance described in clause (v) above, no Event of Default shall have occurred and be continuing and (E) in the case of any Lenders refusing to consent as described in clause (v) above, only Lenders having in the aggregate Exposures and unused Commitments representing not more than 10% of the sum of the total Exposures and unused Commitments at such time may be required by the Company to make any such assignment and delegation pursuant to this Section.

              SECTION 2.06   REPAYMENT; EVIDENCE OF DEBT

              (a) REPAYMENT. (i) The Company hereby promises to repay to the Facility Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of the Committed Advances then outstanding.

              (ii) The Company hereby promises to repay to the Facility Agent for account of each Lender the principal amount of each Competitive Bid Advance made by such Lender on the last day of the Interest Period for such Competitive Bid Advance as established pursuant to Section 2.03.

              (b) ACCOUNTS. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

              (ii) The Facility Agent shall maintain accounts in which it shall record (x) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (y) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (z) the amount of any sum received by the Facility Agent hereunder for the account of the Lenders and each Lender's share thereof.

              (iii) The entries made in the accounts maintained pursuant to clauses (i) or (ii) of this Section 2.06(b) shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Facility Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

              (c) PROMISSORY NOTES. Any Lender may request, (i) in the case of an Initial Lender at least five Business Days prior to the Effective Date or (ii) in the case of any other Lender, on the date on which such Lender becomes a party hereto pursuant to Section 8.07, that the (x) Term Advances of such Lender be evidenced by a single promissory note in the amount of such Lender's Term Commitment, (y) Revolving Credit Advances of such Lender be evidenced by a single promissory note in the amount of such Lender's Revolving Credit Commitment and/or (z) Competitive Bid Advances of such Lender be evidenced by a single promissory note in the amount of the Revolving Credit Commitments of all Lenders. In such event, the Company shall prepare, execute and deliver to such Lender the requested promissory note(s) within ten Business Days after such request payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns), and each reference herein to "this Agreement" shall, unless the context otherwise requires, include a reference to such promissory note(s).

              SECTION 2.07 INTEREST ON ADVANCES. The Company shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

              (a) BASE RATE ADVANCES. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable quarterly in arrears on the third Business Day of each April, July, October and January during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

              (b) COMMITTED EURODOLLAR ADVANCES. During such periods as such Advance is a Committed Eurodollar Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, at three month intervals after the first day of such Interest Period and on the date such Advance shall be Converted or paid in full.

              (c) BRIDGE ADVANCES. In respect of each Bridge advance, a rate of [ ]% per annum, payable in arrears to the Lender of such Bridge Advance on the first day on which interest is due and payable on any Committed Advance in the ensuing Interest Period.

         (d) FIXED RATE ADVANCES. In respect of each Fixed Rate Advance, a rate per annum equal to Fixed Rate applicable to such Fixed Rate Advance, payable as specified in the applicable Competitive Bid Request.

         (e) COMPETITIVE BID EURODOLLAR ADVANCES. In respect of each Competitive Bid Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for the Interest Period applicable to such Advance plus (or minus, as applicable) the Competitive Bid Margin applicable to such Advance, payable as specified in the applicable Competitive Bid Request.

         (f) DEFAULT INTEREST. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Advance, 2% plus the rate otherwise applicable to such Advance as provided in the preceding paragraphs of this Section or (ii) to the fullest extent permitted by applicable law, in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided in paragraph (a) of this Section.

         SECTION 2.08   INTEREST RATE DETERMINATION.

         (a) If LIBOR does not appear on the Screen, each Reference Bank agrees to furnish to the Facility Agent timely information for the purpose of determining each Eurodollar Rate. If LIBOR does not appear on the Screen, and if any one or more of the Reference Banks shall not furnish such timely information to the Facility Agent for the purpose of determining the Eurodollar Rate, the Facility Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Facility Agent shall give prompt notice to the Company and the applicable Lenders of the applicable interest rate determined by the Facility Agent for purposes of Section 2.07, and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rates under Sections 2.07(b) and 2.07(e).

         (b) If, due to a major disruption in the interbank funding market with respect to any Eurodollar Advances, the Required Lenders notify the Facility Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Advances for such Interest Period, the Facility Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each Eurodollar Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, Eurodollar Advances shall be suspended until the Facility Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

         (e) If the Company shall fail to select the duration of any Interest Period for any Committed Eurodollar Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Facility Agent will forthwith so notify the Company and the Lenders and the Company will be deemed to have selected an Interest Period for such Committed Eurodollar Advances of one month.

         (d) Upon the occurrence and during the continuance of any Event of Default, then at the request of the Required Lenders: (i) each Committed Eurodollar Advance will, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Committed Advances into, or to Continue, Committed Eurodollar Advances shall be suspended.

         (e) If LIBOR does not appear on the Screen and fewer than two Reference Banks furnish timely information to the Facility Agent for determining the Eurodollar Rate for any Eurodollar Advances,

         (i) the Facility Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurodollar Advances,

         (ii) each such Committed Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance),

         (iii) the obligation of the Lenders to make, or to Convert Committed Advances into, or to Continue, Eurodollar Advances shall be suspended until the Facility Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, and

         (iv) any request by the Company for a Competitive Bid Eurodollar Borrowing shall be ineffective; PROVIDED that if the circumstances giving rise to such notice do not affect the Revolving Credit Lenders, then requests by the Company for Eurodollar Competitive Bid Borrowings may be made to Revolving Credit Lenders that are not affected thereby.

         SECTION 2.09. OPTION CONVERSION OF COMMITTED ADVANCES; CONTINUATIONS. The Company may on any Business Day, upon notice given to the Facility Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Advances into Committed Eurodollar Advances or on the same Business Day as the date of the proposed Conversion in the case of a Conversion of Committed Eurodollar Advances into Base Rate Advances or on the first
Business Day prior to the date of the proposed Conversion in the case of a Conversion of Bridge Advances into Committed Eurodollar Advances, and in any case, subject to the provisions of Sections 2.08 and 2.12, Convert any Committed Borrowing of one Type into Committed Borrowings of the other Type and may, upon notice given to the Facility Agent not later than 12:00 noon
(New York City time) on the third Business Day prior to the date of the proposed Continuation, subject to the provisions of Sections 2.08 and 2.12, elect to Continue the Committed Eurodollar Advances constituting any Borrowing as Committed Eurodollar Advances, such notice to specify the duration of such ensuing Interest Period in accordance with the definition of Interest Period; PROVIDED that any Conversion of Base Rate Advances into Eurodollar Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b). Each such notice of a Conversion or Continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or Continuation, (ii) the Advances to be Converted or Continued, and (iii) if such Conversion is into Eurodollar Advances, or in the case of a Continuation, the duration of the initial Interest Period for each such Advance (provided that, if the Company selects an Interest Period of nine or twelve months, the Company shall simultaneously specify, as an alternative in the event that the Facility Agent determines in accordance herewith that deposits in Dollars are not readily available for the period selected, at the Company's option, an Interest Period of one, two, three or six months or a Base Rate Borrowing). Each notice of Conversion shall be irrevocable and binding on the Company. Competitive Bid Advances may not be Converted or Continued.

         SECTION 2.10 OPTIONAL PREPAYMENTS OF ADVANCES. The Company may, upon notice given not later than 10:00 a.m. (New York City time) on the date of prepayment, in the case of Base Rate Advances, and three Business Days' notice, in the case of Committed Eurodollar Advances, to the Facility Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, repay the outstanding principal amount of the Committed Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Committed Eurodollar Advance, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). The Company may not prepay any Competitive Bid Advance without the consent of the Lender of such Competitive Bid Advance except to the extent specified in the related Notice of Competitive Bid Borrowing and accepted by such Lender in its Competitive Bid.

         SECTION 2.11  INCREASED COSTS.

         (a) If, due to either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any law or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority which becomes effective after the date of this Agreement that would be complied with generally by similarly situated banks acting reasonably (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Advances (excluding for purposes of this Section any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof) by an amount deemed by such Lender to be material, then the Company shall from time to time, within ten Business Days of receipt of demand by such Lender (with a copy of such demand to the Facility Agent), pay to the Facility Agent for account of such Lender additional amounts efficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Facility
Agent by such Lender, shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Bid Advance if the change giving rise to such request was applicable to such Lender at the time of submission of such Lender's Competitive Bid.

         (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation which becomes effective after the date hereof or (ii) compliance with any guideline or request from any Governmental Authority which becomes effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and the amount of such capital is increased by or based upon the existence of such Lender's Advances or Commitments hereunder and other commitments of this type by an amount deemed by such Lender to be material, then, within ten Business Days of receipt of demand by such Lender (with a copy of such demand to the Facility Agent), the Company shall pay to the Facility Agent for account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Advances or Commitments hereunder. A certificate as to such amounts submitted to the Company and the Facility Agent by such Lender shall be conclusive and binding for all purposes as to the calculations therein, absent manifest error. Such certificate shall be in reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with Lender's treatment of similarly situated customers whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but shall not be required to disclose any confidential or proprietary information therein.

         (c) Without limiting the effect of the foregoing, the Company shall pay to each Lender on the last day of each Interest Period for Committed Eurodollar Advances so long as such Lender is maintaining reserves for liabilities or assets consisting of or including against Eurocurrency Liabilities an additional amount (determined by such Lender and notified to the Company through the Facility Agent) equal to the product of the following for each Committed Eurodollar Advance for each day during such Interest Period:

         (i) the principal amount of such Committed Eurodollar Advance outstanding on such day; and

         (ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Committed Eurodollar Advance for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one MINUS the Eurodollar Rate Reserve Percentage in effect on such day MINUS (y) such numerator; and

         (iii) 1/360.

Such notice shall be reasonable detail and shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to paragraphs (a), (b) or (c) or of this Section shall not constitute a waiver of such Lender's right to demand such compensation; PROVIDED that the Company shall not be required to compensate a Lender pursuant to paragraph (a), (b) or (c) of this Section for any increased costs incurred more than 90 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs and of such Lender's intention to claim compensation therefor; PROVIDED FURTHER that, if the change giving rise to such increased costs is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof; and PROVIDED FURTHER, HOWEVER, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If a Lender demands compensation under paragraph (a) or (c) of this Section with respect to Committed Eurodollar Advances, the Borrower may, upon at least three Business Days' notice to the Lender (with a copy of such notice to the Facility Agent), elect that, until the circumstances causing such demand for compensation no longer apply to such Lender, all Committed Eurodollar Advances that would otherwise be made by such Lender as part of any Committed Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Committed Eurodollar Advances otherwise constituting part of such Borrowing. Each Lender will use all reasonable efforts to give prompt notice to the Company of the event giving rise to any such demand for compensation.

                  SECTION 2.12 ILLEGALITY. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Facility Agent (and provide to the Company an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Committed Eurodollar Advances or to fund or maintain Committed Eurodollar Advances hereunder, (i) each Committed Eurodollar Advance of such Lender will automatically, on the last day of the applicable Interest Period therefor if permitted by law or otherwise upon demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make or to Continue Committed Eurodollar Advances, and to Convert Base Rate Advances into, Committed Eurodollar Advances shall be suspended until the Facility Agent shall notify the Company that the circumstances causing such suspension no longer exist; and PROVIDED FURTHER, HOWEVER, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the circumstances permitting such demand and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; and PROVIDED FURTHER that if a Lender makes such a demand, the Company may, upon at least three Business Days' notice to such Lender (with a copy of such notice to the Facility Agent), elect that, until the circumstances causing such demand no longer apply to such Lender, all Committed Eurodollar Advances that would otherwise be made by such Lender as part of any Committed Borrowing shall be made instead as Base Rate Advances and all payments of principal of and interest on such Base Rate Advances shall be made at the same time as payments on the Committed Eurodollar Advances otherwise constituting part of such Borrowing.

                  SECTION 2.13    PAYMENTS AND COMPUTATIONS.

                  (a) The Company shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in Dollars to the Facility Agent at the Facility Agent's Account in same day funds without setoff or counterclaim. The Facility Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees or utilization fees ratably (other than amounts payable pursuant to Section 2.03, 2.05(b), 2.11, 2.14, or 8.04(e)) to the Lenders for account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Facility Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) All computations of interest based on clause (a) of the definition of "Base Rate" shall be made by the Facility Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees and utilization fees shall be made by the Facility Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility or utilization fees are payable. Each determination by the Facility Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility or utilization fees, as the case may be; PROVIDED that, if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (d) Unless the Facility Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Facility Agent may assume that the Company has made such payment in full to the Facility Agent on such date and the Facility Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Facility Agent, each Lender shall repay to the Facility Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Facility Agent, at the Federal Funds Rate.

                  SECTION 2.14    TAXES.

                  (a) Each Lender is exempt from any withholding imposed under the laws of the United States in respect of any fees, interest or other payments to which it is entitled pursuant to this Agreement (the "INCOME") because (i) the Lender is organized under the laws of the United States; (ii) the Income is effectively connected with the conduct of a trade or business within the United States within the meaning of Section 871 of the Internal Revenue Code; or (iii) the Income is eligible for an exemption by reason of a tax treaty. The Facility Agent is exempt from any withholding tax imposed under the laws of the United States in respect of the Income because the Facility Agent is organized under the laws of the United States.

                  (b) Each Lender organized under the laws of a jurisdiction outside the United States (each, a "FOREIGN LENDER") shall (i) on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Foreign Lender and from time to time thereafter if requested in writing by the Company or the Facility Agent, provide the Facility Agent and the Company with two properly completed and duly executed copies of Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Foreign Lender is exempt or entitled to a reduced rate of United States withholding tax on any Income that is the subject of such forms or to the extent permitted by law, as an alternative to such Internal Revenue Service Form 1001 or 4224, each such Lender may provide the Facility Agent and the Company with two properly completed and duly executed copies of Internal Revenue Service Form W-8, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal income withholding tax pursuant to Section 871(b) or Section 881(c) of the Internal Revenue Code, together with an annual certificate in form and substance satisfactory to the Facility Agent and the Company stating that such Lender is not a "person" described in Section 871(b)(3) or Section 881(c)(3) of the Internal Revenue Code, and (ii) further deliver to the Facility Agent and the Company two properly completed and duly executed copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company. If the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes as defined in Section 2.14(e). For purposes of this clause (b) the term "United States" shall have the meaning specified in Section 7701 of the Internal Revenue Code.

                  (c) Based on Section 2.14(a) and (b), any and all payments by the Company hereunder shall be made free and clear of and without deduction for any present United States Federal income withholding taxes imposed on a Foreign Lender under the Internal Revenue Code (such withholding taxes being hereinafter referred to as "TAXES").

                  (d) If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any United States law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs after the date a Foreign Lender first becomes a party to this Agreement (a "CHANGE IN LAW"), a Foreign Lender cannot comply with Section 2.14(b) or, if despite such compliance, the Company shall be required to deduct any Taxes from or in respect of any Income, then:
(i) the sum payable to such Foreign Lender shall be increased as may be necessary so that after making all required deductions for such Taxes

(including deductions applicable to additional sums payable under this Section 2.14) such Foreign Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, the Company shall be entitled to pay any Taxes in any lawful manner so as to reduce any deductions and such Foreign Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Foreign Lender or the Facility Agent (in lieu of such Foreign Lender), as the case may be, is required to pay directly any Taxes as a result of a Change in Law because the Company cannot or does not legally or timely do so, the Company shall indemnify such Foreign Lender or Facility Agent for payment of such Taxes, without duplication of, or increase in, the amount of Taxes otherwise due to the Foreign Lender. Notwithstanding anything to the contrary in this clause
(d), each Lender shall upon the written request of the Company use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such Taxes that may thereafter accrue and would not, in the reasonable judgment of such lender, cause imposition on such Lender of any material legal or regulatory burdens or any material cost.

                  (e) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (excluding any income or franchise taxes, business taxes or capital taxes of any nature and any present or future stamp or documentary taxes or any excise or property taxes, charges or similar levies that arise as a result of sales by any Lender of participations in any loan pursuant to Section 8.07) that arise from the execution, delivery or registration of, or otherwise with respect to this Agreement (hereinafter referred to as "OTHER TAXES"). If a Lender is required to pay directly Other Taxes because the Company cannot or does not legally or timely do so, the Company shall indemnify such Lender for such payment of Other Taxes. Notwithstanding anything to the contrary in this clause (e), each Lender shall upon the written request of the Company use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such Other Taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause imposition on such Lender of any material legal or regulatory burdens or any material cost.

                  (f) Within 30 days after the date of any payment of Taxes or foreign withholding taxes, the Company shall furnish to the Facility Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof to the extent such receipt is received by the Company, or other written proof of payment reasonably satisfactory to the Facility Agent showing payment thereof. Prior to making any payment hereunder through an account or branch outside the United States or any payment made on behalf of the Company by a payor that is not a United States person (a "FOREIGN PAYMENT"), the Company shall determine that no foreign withholding taxes are payable in respect thereof, and at its expense, shall furnish, or shall cause such payor to furnish, to the Facility Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel reasonably acceptable to the Facility Agent, in either case stating that such Foreign Payment is exempt from or not subject to foreign withholding taxes. Each Lender shall cooperate with the Company's efforts described in this subsection by providing to the extent reasonably within its means any forms requested by the Company substantiating an exemption from foreign withholding taxes required by any governmental agency. For purposes of this clause (f), the terms "United States" and "United States person" shall have the meaning specified in Section 7701 of the Internal Revenue Code. If, as a result of the enactment, promulgation, execution or ratification of, or any change in or amendment to, any applicable foreign law or any tax treaty (or in the application or official interpretation of any law or any tax treaty) that occurs after the date a tax opinion is rendered pursuant to the terms of this subsection, and which renders such tax opinion incorrect as to the absence of any foreign withholding tax (the "FOREIGN CHANGE IN LAW"), the Company shall be required to deduct any foreign withholding taxes from or in respect of any Income, then: (i) the sum payable to the applicable Lender shall be increased as may be necessary so that after making all required deductions for foreign withholding taxes (including deductions applicable to additional sums payable under this Section 2.14) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, the Company shall be entitled to pay any foreign withholding taxes in any lawful manner so as to reduce any deductions and such Lender shall to the extent it is reasonably able provide any documentation or file any forms as may be required by the Internal Revenue Service or any other foreign governmental agency. In addition, if any Lender is required to pay directly any foreign withholding tax in respect of any Foreign Payments made pursuant to this Agreement because the Company cannot or does not legally or timely do so, the Company shall indemnify such Lender for payment of such tax.

                  (g) For any period with respect to which a Lender has failed to comply with the requirements of subsection (b) or (f) relating to certain forms intended to reduce withholding taxes (other than if such failure is due to a Change in Law of a Foreign Change in Law), such Lender shall not be entitled to indemnification under subsection (c), (d) or (f).

                  (h) Upon a Change in Law or the imposition of any foreign withholding tax in respect of Foreign Payments, a Lender shall, upon the written request of the Company, use reasonable efforts to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such taxes that may thereafter accrue and would not, in the reasonable judgment of such Lender, cause the imposition on such Lender of any material legal or regulatory burdens or material cost.

                  (i) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company and any Lender contained in this Seciton 2.14 shall survive the payment in full of principal and interest hereunder until the applicable statute of limitations relating to the payment of any Taxes under Section 2.14(d) has expired.

                  (j) Any request by any Lender for payment of any amount under this Section 2.14 shall be accompanied by a certification that (i) such Lender's claim for said amount is generally consistent with such Lender's treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, and (ii) identifies with reasonable specificity the basis for calculation of such amount, but such Lender shall not be required to disclose any confidential or proprietary information therein.

              (k) If a Lender changes its Applicable Lending Office (other than pursuant to subsection (d), (e) or (h) above) and the effect of such change, as of the date of such change, would be to cause the Company to become obligated to pay any additional amounts under this Section 2.14, the Company shall not be obligated to pay such additional amounts.

              SECTION 2.15 SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances of any Class owing to it (other than pursuant to Section 2.05(b), 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances of such Class obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances of such Class owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

              SECTION 2.16 USE OF PROCEEDS. The proceeds of the Advances shall be available (and the Company agrees that such proceeds shall be used) for general corporate purposes of the Company and its Subsidiaries, including working capital, stock repurchases, capital investments and acquisitions, PROVIDED that the proceeds of the initial Term Borrowing shall be used solely in connection with the Camco Merger and the transactions directly relating thereto, the refinancing of existing Debt of Camco and the payment of fees and expenses incurred in connection with the Camco Merger and the transactions directly relating thereto and this Agreement and the financing contemplated hereby.


                                  ARTICLE III

                    CONDITIONS TO EFFECTIVENESS AND LENDING

              SECTION 3.01 CONDITIONS PRECEDENT TO EFFECTIVENESS OF SECTIONS 2.01 AND 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "EFFECTIVE DATE") on which the following conditions precedent have been satisfied:

              (a) The Facility Agent shall have received the following, in form and substance satisfactory to the Facility Agent in its reasonable determination and (except in the case of clause (i) below) in sufficient copies for each Lender.

              (i) Promissory note(s) payable to the order of each Lender that requested promissory note(s) at least five Business Days prior to the Effective Date.

              (ii) Certified copies of the resolutions of the Board of Directors of the Company approving this Agreement and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

              (iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

              (iv) A favorable opinion of David Browning, Esq., counsel of the Company, substantially in the form of Exhibit C-1 hereto and a favorable opinion of Shearman & Sterling, special New York counsel to the Company, substantially in the form of Exhibit C-2 hereto.

              (v) A favorable opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel to the Facility Agent, the Agents and the Lead Arrangers, substantially in the form of Exhibit D hereto.

              (b) On the Effective Date, the following statements shall be true and the Facility Agent shall have received a certificate signed by a Responsible Officer, dated the Effective Date, stating that:

              (i)     The representations and warranties contained in
     Section 4.01 are correct in all material respects on and as of the Effective Date (other than any such representation and warranty that, by its terms, refers to a date other than the Effective Date, in which case as of such date),

              (ii) No event has occurred and is continuing that constitutes a Default, and

              (iii) The Company has given notice of immediate termination of the commitments to make extensions of credit to the Company by the lenders parties to the Existing Credit Agreement and has paid in full all principal, interest and fees owing under the Existing Credit Agreement.

              (c) As of the Effective Date, the Company shall have paid all accrued fees and expenses of the Facility Agent, the Agents, the Lead Arrangers and the Arranger (including the accrued fees and expenses of counsel to the Facility Agent) for which the Company shall have received a reasonably detailed invoice at least three Business Days prior to the Effective Date.

              SECTION 3.02 CONDITIONS PRECEDENT TO EACH BORROWING. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):

              (i)     The representations and warranties contained in
     Section 4.01 (except the representations set forth in clause (d)(iii) thereof and in clause (e)(i) thereof) are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representation and warranty that, by its terms, refers to a date other than the date of such Borrowing, in which case as of such date), and

              (ii) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

              SECTION 3.03 DETERMINATIONS UNDER SECTION 3.01. The Facility shall promptly notify the Lenders of the occurrence of the Effective Date.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

              SECTION 4.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows:

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

              (b) The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material debt instrument, agreement, judgment, injunction, order or decree binding upon the Company.

              (c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

              (d) (i) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1997, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, reported on by PriceWaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, present fairly, in all material respects, the Consolidated financial position of the Company and its Subsidiaries as of such date and their Consolidated results of operations and cash flows for such fiscal year, in conformity with GAAP.

              (ii) The unaudited Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1998, and the related unaudited Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal quarter then ended, copies of which have been delivered to each of the Lenders, present fairly, in all material respects, the Consolidated financial position of the Company and its Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Subsidiaries for such fiscal quarter (subject to normal year-end adjustments and the absence of footnotes) in conformity with GAAP.

              (iii) As of the Effective Date, there has occurred no event or circumstance that has had a Material Adverse Effect since December 31, 1997 (after giving PRO FORMA effect to the consummation of the Camco Merger and the transactions directly relating thereto and to this Agreement and the financing contemplated hereby).

              (e)     (i) As of the Effective Date, except as set forth on
     Schedule 4.01(e), there is no action, suit or proceeding (including, without limitation, any action, suit or proceeding involving Environmental Laws) pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries before any court or arbitrator or any Governmental Authority in which there is a reasonable probability of an adverse decision and which is reasonably likely to have a Material Adverse Effect.

              (ii) There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company which draws into question the legality, validity or enforceability of this Agreement.

              (f) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan, and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except as is not reasonably likely to have a Material Adverse Effect.

              (g) Except with respect to the matters described on
Schedule 4.01(g) and any other matters that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.

              (h) When the tender offer for the shares of Camco has been consummated it will have been made in compliance with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

              (i) Following application of the proceeds of each Advance, the Company will be in compliance with Regulation X.

              (j) The Company is not an "investment company" or a company "controlled by" an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

              (k) The Company has (i) initiated a review and assessment of all areas within its and each of its Significant Subsidiaries' business and operations that would be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999), (ii) developed a plan for addressing the Year 2000 Problem on a timely basis, and (iii) initiated implementation of that plan. Based on the foregoing, the Company believes that all computer applications that are material to its or any of its Significant Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so is not reasonably be expected to have Material Adverse Effect.


                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         SECTION 5.01 AFFIRMATIVE COVENANTS. So long as any principal of or interest on any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

         (a) REPORTING REQUIREMENTS. The Company will deliver to each of the
Lenders:

         (i) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification by PriceWaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

         (ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited Consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter in, and the corresponding portion of, the Company's previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to conformity with GAAP by a Responsible Officer;

         (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the president, a vice president or the controller of the Company setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.03 on the date of such financial statements;

         (iv) as soon as possible and in any event within five Business Days after a Responsible Officer has knowledge of the occurrence of any Default, if such Default is then continuing, a certificate of a Responsible Officer setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

         (v) promptly upon their becoming available, copies of all registration statements (other than those on Form S-8) and regular periodic reports, if any, that the Company shall have filed with the Securities and Exchange Commission or any national securities exchange;

         (vi) promptly after the commencement thereof, notice of all actions, suits and proceedings, other than the matters described on Schedule 4.01(e), instituted by or before any court or Governmental Authority against the Company in which there is a reasonable probability of an adverse decision and that are reasonably likely to have a Material Adverse Effect; and

         (vii) promptly from time to time such additional information regarding the Consolidated financial position or Consolidated results of operations of the Company and its Subsidiaries, taken as a whole, as the Facility Agent or any Lender through the Facility Agent may reasonably request.

         (b) PAYMENT OF OBLIGATIONS. The Company will (i) pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all its respective obligations and liabilities, including, without limitations, tax liabilities, except where (a) the same may be contested in good faith by appropriate proceedings or (b) non-payment would not have Material Adverse Effect and (ii) maintain, for itself and its Subsidiaries, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

         (c) MAINTENANCE OF PROPERTY; INSURANCE.

         (i) The Company will maintain and preserve, and will cause each Significant Subsidiary to maintain and preserve, all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so is not likely to have a Material Adverse Effect.

         (ii) The Company will, and will cause each of its Significant Subsidiaries to, maintain (either in the name of the Parent, the Company or such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all its respective Properties in at least such amounts and against at least such risks as are usually insured against, and will furnish to the Lenders, upon request from the Facility Agent, information presented in reasonable detail as to the insurance so carried; PROVIDED HOWEVER, that notwithstanding the foregoing provisions of this Section, the Company and its Significant Subsidiaries may maintain (either in the name of the Parent, the Company or such Subsidiary's own name) such self-insurance and other risk retention programs and practices as the Company or such Significant Subsidiary deems appropriate in accordance with prudent business practices.

         (d) CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Company and its Significant Subsidiaries, taken as a whole, will continue to engage in business of the same general type as now conducted by the Company and its Significant Subsidiaries taken as a whole or one or more businesses reasonably incidental or related thereto. The Company will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect, its respective corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; PROVIDED that nothing in this

Section 5.01(d) shall prohibit any transaction expressly permitted by Section 5.02(b), and PROVIDED FURTHER that neither the Company nor any of its Significant Subsidiaries shall be required to preserve any right, privilege or franchise if the management of the Company or such Significant Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Significant Subsidiary, as the case may be, and that the loss thereof is not likely to have a Material Adverse Effect.

         (e) COMPLIANCE WITH LAWS. The Company will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of Governmental Authorities (including, without limitation, ERISA and Environmental Laws and the rules and regulations thereunder) except where (a) the necessity of compliance therewith is contested in good faith by appropriate proceedings or
(b) non-compliance is not likely to have Material Adverse Effect.

         (f) VISITATION. Upon the occurrence and during the continuance of an Event of Default, during reasonable business hours and upon reasonable advance notice, the Company will permit, and cause each of its Significant Subsidiaries to permit, the Facility Agent or any of the Lenders or any agents or representatives thereof:

         (i) to visit the Properties of the Company and any of its Significant Subsidiaries;

         (ii) to examine and make copies of and abstracts from the records and books of account of the Company and its Significant Subsidiaries (other than trade secrets and information and materials subject to confidentiality agreements with third parties); and

         (iii) to discuss the affairs, finances and accounts of the Company and any of its Significant Subsidiaries with their appropriate representatives and, in the presence of an appropriate representative or appropriate representatives thereof, with the Company's independent public accountants.

The provisions of this Section 5.01(f) shall be subject to the terms of
Section 8.08. The reasonable out-of-pocket costs and expenses incurred by the Facility Agent in the exercise of its rights under this Section 5.01(f) shall be for account of and reimbursed within ten Business Days of delivery of a reasonably detailed invoice to the Company.

         (g) KEEPING OF BOOKS. The Company will keep, and cause each of its Significant Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Significant Subsidiary in accordance with GAAP.

         (h) EXISTING CREDIT AGREEMENT. Within ten Business Days after the consummation of the Camco Merger, the principal of and interest on, and all fees owing in respect of, the Debt under this Camco Credit Agreement shall have been paid in full and any commitments to extend credit under the Camco Credit Agreement shall have been cancelled or terminated.

         (i) TRANSACTIONS WITH AFFILIATES. The Company will conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such

Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         SECTION 5.02 NEGATIVE COVENANTS. So long as any principal of or interest on any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

         (a) NEGATIVE PLEDGE. Neither the Company nor any Subsidiary thereof will create, assume or suffer to exist any Lien on any Property now owned or hereafter acquired by it, except:

         (i) Liens existing on the date of this Agreement, securing Debt for or in respect of borrowed money or evidenced by notes, bonds, debentures or other similar instruments, and listed in Schedule 5.02;

         (ii) any Lien existing on any Property of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event; PROVIDED that no such Lien shall extend to or cover other Property;

         (iii) purchase money Liens upon or in any Property acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of such Property, or Liens existing on any such Property at the time of or within one year of its acquisition or the completion of the construction or improvement thereof, PROVIDED, HOWEVER, that no such Lien shall extend to or cover any Property other than the Property being acquired, constructed or improved;

         (iv) any Lien or any Property of any Person existing at the time such Person is merged or consolidated with or into the Company or a Subsidiary of the Company and not created in contemplation of such event; PROVIDED that no such Lien shall extend to or cover other Property;

         (v) any Lien existing on any Property prior to the acquisition thereof by the Company or a Subsidiary thereof and not created in contemplation of such acquisition; PROVIDED that no such Lien shall extend to or cover other Property;

         (vi) Permitted Liens;

         (vii) Liens arising in connection with Capital Lease Obligations otherwise permitted under Section 5.03; PROVIDED, HOWEVER, that no such Lien shall extend to or cover any Property other than the Property subject to such Capital Lease Obligations;

         (viii) Liens on accounts or notes receivable (whether such accounts or notes receivable constitute accounts, instruments, chattel paper or general intangibles) and other related assets, and sales of or discounts on the foregoing, arising solely in connection with the securitization thereof (whether in one transaction or in a series of transactions);

                  (ix) Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities; PROVIDED that no such Lien shall extend to or cover any Property other than the securities subject thereto;

                  (x) Liens on Property of any Subsidiary of the Company securing obligations owing to the Company or any of its other Subsidiaries;

                  (xi)    Liens on Margin Stock;

                  (xii) other Liens securing Debt and other obligations up to an aggregate principal amount at any time outstanding not exceeding 10% of Consolidated Tangible Assets at such time; and

                  (xiii) the replacement, extension or renewal of any Lien otherwise permitted under this Section upon or in the same Property theretofore subject thereto; PROVIDED that no such extension, renewal or replacement shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced.

                  (b) MERGERS, ETC. The Company will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that:

                  (i) any Subsidiary may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its Property to, any other Subsidiary of the Company;

                  (ii) any Subsidiary of the Company may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its Property to, the Company so long as the Company is the surviving corporation or the surviving corporation assumes, pursuant to documentation satisfactory to the Facility Agent, the obligations of the Company hereunder and such surviving corporation is organized under the laws of the United States or any State thereof;

                  (iii) the Company may merge with or consolidate into any Person so long as the Company is the surviving corporation or the surviving corporation assumes, pursuant to documentation satisfactory to the Facility Agent, the obligations of the Company hereunder and such surviving corporation is organized under the laws of the United States or any State thereof; and

                  (iv) subject to (A) a good-faith determination by the Company that the continued existence of such Subsidiary or that the ownership or maintenance of such Property are no longer necessary or desirable in the conduct of the business or the continued operations of the Company and its Subsidiaries, taken as a whole, and (B) compliance with the covenants set forth in Section 5.03 on a PRO FORMA basis as of the last day of the Rolling Period ending on or most recently ended prior to such date, any Subsidiary of the Company may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its Property to, one or more other Persons;

PROVIDED that, (x) the foregoing provisions of this Section 5.02(b) shall not apply to any Margin Stock and (y) in the cases of subclauses (iii) and (iv) of this Section 5.02(b), no Event of Default shall have occurred and be continuing at the time of such proposed transaction or shall occur as a result thereof.

                  SECTION 5.03 FINANCIAL COVENANTS. So long as any principal of or interest on any Advance or any other amount payable hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not permit, at any Fiscal Date occurring on or after December 31, 1998;

                  (a) the Funded Debt to Adjusted Cash Flow Ratio to exceed
4.5 to 1; or

                  (b) The Interest Coverage Ratio to be less than 2.5 to 1.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01 EVENTS OF DEFAULT. If one or more of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing:

                  (a) The Company shall fail to pay when due any principal of any Advance, or the Company shall fail to pay within three Business Days of the due date thereof any interest, facility fee, utilization fee or other amount payable hereunder; or

                  (b) The Company shall fail to observe or perform any covenant or agreement contained in Section 5.01(a), 5.02 or 5.03; or

                  (c) The Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Facility Agent at the request of any Lender; or

                  (d) Any representation, warranty, certification or statement made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

                  (e) The Company or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any Debt having an aggregate principal amount (or in the case of Hedge Agreements, having an aggregate net payment amount) of at least $50,000,000 (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption); purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (f) The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or the Company or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (f); or

                  (g) Any member of the ERISA Group shall fail to pay within 60 days of the date when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 (collectively, a "MATERIAL PLAN") shall be filed under Title IV of ERISA (other than in a standard termination under Section 4041(b) of ERISA) by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for the premiums under Section 4007 of ERISA) in respect of or to cause the trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled under Section 4042(a)(1) or (2) or ERISA to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur with respect to one or more Multiemployer Plans (x) a complete or partial withdrawal, or (y) a default within the meaning of Section 4219(c)(5) of ERISA, which is the case of the event described in clause (x) or (y), that is reasonably expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess or $50,000,000; or

                  (h) One or more final judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any of its Significant Subsidiaries and the Company or such Significant Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within 60 days after the date of entry thereof; PROVIDED, HOWEVER, that any such judgment or order shall not be (and shall not constitute part of) an Event of Default under this Section 6.01(h) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

                  (i) Any Person or group of Persons (within the meaning of Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of Capital Stock of the Parent at the time entitled to vote for election of directors of the Parent; or

                  (j) The Parent shall cease for any reason to own directly or indirectly more than 50% of the outstanding shares of Capital Stock of the Company at the time entitled to vote for the election of directors of the Company;

then, and in any such event, the Facility Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, terminate the Commitments, whereupon the same shall forthwith terminate, and
(ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; PROVIDED that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (A) the Commitments shall automatically terminate and (B) the Advances, all interest thereon and all such other amounts shall automatically become and be due and payable, without presentment, protest or any notice of any kind, all of which are hereby expressly waived by the Company.


                                   ARTICLE VII

                                THE FACILITY AGENT

                  SECTION 7.01 AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Facility Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Facility Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; PROVIDED that the Facility Agent shall not be required to take any action that exposes the Facility Agent to personal liability or that is contrary to this Agreement or applicable law. The Facility Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.

                  SECTION 7.02 FACILITY AGENT'S RELIANCE, ETC. Neither the Facility Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Facility

Agent: (i) may treat the payee of any promissory note as the holder thereof until the Facility Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such promissory note, as assignor, and an assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Company or to inspect the Property (including the books and records) of the Company;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or other parties.

                  SECTION 7.03 CITIBANK AND AFFILIATES. With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Facility Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Facility Agent and without any duty to account therefor to the Lenders.

                  SECTION 7.04 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Facility Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Facility Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05 INDEMNIFICATION. The Lenders agree to indemnify the Facility Agent (to the extent not reimbursed by the Company), ratably according to the amounts of their respective Exposures and unused Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Facility Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Facility Agent under this Agreement, PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the

Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Facility Agent is not reimbursed for such expense by the Company.

         SECTION 7.06 SUCCESSOR FACILITY AGENT. The Facility Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation the Required Lenders shall have the right to appoint a successor Facility Agent with, unless an Event of Default has occurred and is continuing, the consent of the Company, which consent shall not be unreasonably withheld or delayed. If no successor Facility Agent shall have been so appointed by the Required Lenders and, if applicable, the Company, and shall have accepted such appointment, within 30 days after the retiring Facility Agent's giving of notice of resignation, then the retiring Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent with, unless an Event of Default has occurred and is continuing, the consent of the Company, which consent shall not be unreasonably withheld or delayed, which successor Facility Agent shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any duties or obligations under this Agreement prior to its retirement as Facility Agent. After any retiring Facility Agent's resignation or removal hereunder as Facility Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent under this Agreement.

         SECTION 7.07 AGENTS, LEAD ARRANGERS AND ARRANGER. Without prejudice to the obligations of the Facility Agent hereunder, the Agents, the Lead Arrangers and the Arranger, in their capacities as such, have no duties, obligations or responsibilities under this Agreement.

                              ARTICLE VIII

                             MISCELLANEOUS

         SECTION 8.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (in the case of clauses (a), (e) and (f)) or by the Required Lenders and each Lender that has Exposure or an unused Commitment under such Class (in the case of clauses (b), (c) and (d)), do any of the following: (a) waive any of the conditions specified in Section 3.01,
(b) increase the Commitments of such Lender or subject such Lender to any additional obligations, (c) reduce the principal of, or stated rate of interest on, the Advances owing to such Lender or any fees or other amounts payable hereunder to such Lender, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances owing to such Lender or any fees or other amounts payable hereunder to such Lender, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and PROVIDED FURTHER that no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lender required above to take such action, affect the rights or duties of the Facility Agent under this Agreement.

         SECTION 8.02 NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Company, at its address at 277 Park Avenue, New York, New York 10172 Attention: Jorge A. Celaya (Telecopy No. 212-350-9564; Telephone No. 212-350-8134); if to any Initial Lender, at its Domestic Lending Office specified in Schedule 2.01; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender, and if to the Facility Agent, at its address at Two Penn's Way, Suite 200, New Castle, Delaware 19720, Attention: Rupal Hirwe; or as to the Company or the Facility Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Facility Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telex, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Facility Agent pursuant to Article II, III or VII shall not be effective until received by the Facility Agent.

         SECTION 8.03  NO WAIVER; REMEDIES.  No failure by the Facility
Agent or any Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.04  COSTS AND EXPENSES.

         (a) The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable counsel fees and expenses) of (i) the Facility Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, and
(ii) the Facility Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Facility Agent and each Lender in connection with the enforcement of rights under this
Section 8.04(a).

         (b) The Company agrees to indemnify and hold harmless the Facility Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; PROVIDED that the foregoing indemnity shall not, as to any Indemnified Party, apply to claims, damages, losses, liabilities and expenses to the extent they have resulted from (i) the gross negligence or willful misconduct of such Indemnified Party or any of its affiliates, officers, directors, employees, agents or advisors, (ii) any breach of any obligation of such Indemnified Party under this Agreement,
(iii) any claim against any Indemnified Party by another Indemnified Party or any prospective Lender or participant or prospective participant or (iv) any action or claim between the Company or any of its Affiliates and one or more Indemnified Parties where the Company or such Affiliate prevails. No Indemnified Party shall settle, compromise or otherwise pay or agree to pay any claim, damage, loss, liability or expense for which the Company is required to provide indemnification hereunder without the prior consent of the Company, which consent shall not be unreasonably delayed or withheld. If any claim, action or proceeding for which indemnification by the Company may be sought under this Agreement is brought against any Indemnified Party, such Indemnified Party shall promptly notify the Company of the institution of such claim, action or proceeding and the Company shall thereupon participate in all respects in the defense thereof and have the right, at its sole option, to elect to assume the defense of such claim, action or proceeding, including the employment of counsel (reasonably satisfactory at all times to such Indemnified Party) and payment of expenses. Once the Company has assumed the defense of any such claim, action or proceeding, the Company shall no longer be liable to any such Indemnified Party for any expenses subsequently incurred thereby in connection with such claim, action or proceeding unless specifically provided for in the next succeeding sentence. Such Indemnified Party shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of such counsel shall have authorized in writing by the Company in connection with the defense of such claim, action or proceeding, (ii) the parties against which such claim, action or proceeding is brought include both such Indemnified Party and the Company and such Indemnified Party reasonably concludes (based upon the advice of counsel) that there are legal defenses available to it which are different from or in addition to those available to the Company and that such different or additional defenses conflict therewith or (iii) any such claim, action or proceeding is brought by the Company or for its benefit, in which case the reasonable fees and expenses of such counsel shall be borne by the Company and the Company shall not have the right to direct the defense of such claim, action or proceeding on behalf of such Indemnified Party (but it shall retain the right to direct the defense of such claim, action or proceeding on its own behalf). In addition, notwithstanding the foregoing by the Company shall not be liable as to any claim, action or proceeding for which indemnification by the Company may be sought hereunder for the fees and expenses of more than one counsel for any Indemnified Party in any jurisdiction. The Company shall not settle or compromise any claim, action or proceeding on behalf of any Indemnified Party without such Indemnified Party's consent, which consent shall not be unreasonably withheld or delayed, if the settlement or compromise involves any non-monetary relief to be performed, or admission of guilt or wrongdoing, by such Indemnified Party.

         (e) If any payment of principal of, or Conversion of, any Eurodollar Advance is made by the Company to or for account of a Lender other than on the last day of an Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.09,
2.10 or 2.12, acceleration of the maturity of the Advances pursuant to
Section 6.01 or for any other reason, the Company shall within ten Business Days of demand by such Lender (with a copy of such demand to the Facility Agent), pay to the Facility Agent for account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense (not including loss of anticipated profit) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

         (d) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

         SECTION 8.05 RIGHT OF SET-OFF. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Facility Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such set-off and application, PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

         SECTION 8.06 BINDING EFFECT. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Facility Agent and when the Facility Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Facility Agent and each Lender and their respective successors and assigns, except that the Company shall have no right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

         SECTION 8.07   ASSIGNMENTS AND PARTICIPANTS.

         (a) Each Lender may assign to one or more Person all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any promissory note or notes held by it); PROVIDED THAT (i) each such assignment shall be of a constant, and not a varying percentage of all rights and obligations under this Agreement (other than Competitive Bid Advances owing to it), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender of any Class being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) the parties to each such assignment shall execute and deliver to the Facility Agent, for its acceptance and recording in the

Register (as defined in clause (e) below), an Assignment and Acceptance, together with any promissory note subject to such assignment and a processing and recordation fee of $3,000 and (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or a Federal Reserve Bank, each such assignment shall be made only upon the prior approval of the Company and the Facility Agent, such approval in each case not to be unreasonably withheld or delayed (it being understood that if an Event of Default has occurred and is continuing at the time of such assignment, the consent of the Company shall not be required hereunder in connection with such assignment).

         (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

         (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Facility Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Facility Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

         (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any promissory note(s) subject to such assignment, the Facility Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within ten Business Days after receipt by the Company of such notice, the Company, at its own expense, if so requested by such assignee, shall execute and deliver to the Facility Agent in exchange for the surrendered promissory note(s) a new promissory note or new promissory notes to the order of such assignee in an amount equal to the Commitment(s) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained any Commitment(s) hereunder, if so requested by such assigning Lender, new promissory note(s) to the order of the assigning Lender in an amount equal to the Commitment(s) retained by it hereunder. Such new promissory note(s) shall be in aggregate principal amount equal to the aggregate principal amount of such surrendered promissory note(s), shall be dated the effective date of such Assignment and Acceptance.

         (e) The Facility Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders, the Commitment under each Class of, and principal amount of the Advances of each Class owing to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (f) Each Lender may, upon notice to the Facility Agent and the Company, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment(s), the Advances owing to it and the promissory note or notes held by it); PROVIDED that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment(s) hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such promissory note for all purposes of this Agreement, (iv) the Company, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

         (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company furnished to such Lender by or on behalf of the Company; PROVIDED that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Company received by it from such Lender in accordance with and on the terms set forth in Section 8.08.

         (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement

(including without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A.

         SECTION 8.08 CONFIDENTIALITY. Neither the Facility Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Facility Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors, and then only on a confidential basis, and, as contemplated by
Section 8.07(g), to actual or prospective assignees and participants, (b) as required by any law, rule or regulation or judicial process, PROVIDED that the Facility Agent or such Lender, as the case may be, shall notify the Company of the requirement or request that it disclose any such Confidential Information prior to doing so unless such notification is prohibited by the related judicial or legal process or (c) as requested or required by any Federal, State, or foreign authority or examiner regulating banks or banking.

         SECTION 8.09 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

         SECTION 8.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any member of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 8.11 JURISDICTION, ETC.

         (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United
States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

         (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         SECTION 8.12 WAIVER OF JURY TRIAL. THE COMPANY, THE FACILITY AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO

TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE FACILITY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

         SECTION 8.13 NON-RELIANCE. Each of the Lenders represents to the Facility Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.



                                 SCHLUMBERGER TECHNOLOGY
                                 CORPORATION



                                 By
                                   ---------------------------------
                                   Title:



                                 CITIBANK, N.A., individually and as Facility
                                 Agent



                                 By
                                   ---------------------------------
                                   Title:

                                 BANQUE NATIONALE DE PARIS DUBLIN
                                 BRANCH


                                 By
                                   ---------------------------------
                                   Title:



                                 THE CHASE MANHATTAN BANK


                                 By
                                   ---------------------------------
                                   Title:

                                 ABN AMRO BANK N.V.



                                 By
                                   ---------------------------------
                                   Title: